EXHIBIT 99.1

TPT Global Tech Launches VuMe Boxing on VuMe Live PPV with Complimentary Broadcast of "Rumble in Humble"

San Diego, CA – April 18, 2024 – TPT Global Tech (OTCQB: TPTW), www.tptglobaltech.com a leading technology and telecommunications company, proudly announces the debut of VuMe Boxing on its VuMe Live PPV platform with the inaugural event, "Rumble in Humble." This high-profile event, scheduled with live weigh in broadcast May 3rd and the main event May 4th in Houston, Texas, during the Cinco de Mayo weekend, will be broadcast free to global audiences. The event has been expertly organized by Roy Foreman, President of the TPT Media and Entertainment LLC Boxing Division, and Derrick L. Woods, CEO & President of Boss Productions Inc., a full-service multinational Special Events Marketing and Promotional firm with an innovative approach to integrating entertainment and sports with equally alluring global destinations and venues.”.

Roy Foreman, the brother of former Heavyweight Champion George Foreman, with an illustrious career spanning over 40 years in the boxing industry, Mr. Foreman brings unparalleled expertise and a track record of success. Notably, he managed his brother George Foreman to championship titles and has promoted over 200 fights across the Americas and Europe.

Mr. Foreman's multifaceted background includes hosting a successful Comcast Network show for eight years, serving as America's Ambassador for Sports appointed by the US State Department, and holding key positions on the US Olympic Boxing Committee.

Beyond his contributions to the sport, Roy has been a philanthropist, serving on boards and founding various youth organizations. His role as a ringside announcer for HBO International sports and the establishment of his sports apparel brand, "Foreman Gear," further showcase his diverse talents.

This landmark event “Rumble in Humble” will feature a lineup of talented fighters making significant debuts and returns. Former NABF champion Quinton Rendell returns to the ring, bringing his formidable strength and skill. Evelyn Romo will make her professional debut, demonstrating her fierce competitiveness and representing her Mexican heritage with pride. Israel Rodriguez is set to impress with his dynamic speed and technique in his first professional bout. Additionally, Gerald McClellan Jr. will continue his family’s boxing legacy, stepping into the ring with the spirit of his father, two-time middleweight champion and Hall of famer Gerald McClellan Sr..

Roy Foreman, President of TPT Media and Entertainment LLC Boxing Division, commented, "Continuing 'Rumble in Humble' fight series has been a testament to the dedication of the boxing community. We're thrilled to collaborate with Boss Production to offer this exciting event to fans worldwide. This is boxing at its finest and making it accessible for free is our way of celebrating a new era of Boxing as we start this new journey of broadcasting live Entertainment events on the VuMe Live PPV platform."

Derreck Wood, CEO & President of Boss Production, added, "Houston is proud to host 'Rumble in Humble' and showcase the talent of these incredible athletes. The energy and passion surrounding this event are palpable, and we're excited to partner with TPT Global Tech to bring this electrifying experience to fans around the world."

Stephen J. Thomas III, CEO of TPT Global Tech, expressed his enthusiasm for the new venture, stating, "The launch of VuMe Boxing on our VuMe Live PPV platform represents a pivotal expansion of our media offerings and a thrilling opportunity to connect fans with the sports they love. Making 'Rumble in Humble' available for free underscores our commitment to enhancing accessibility and enjoyment of premium sports content. This event exemplifies our innovative approach to blending technology with entertainment to deliver unparalleled viewing experiences." Mr. Thomas also went on the say “ As we prepare to file our 10K filing shortly, and complete the process to start accessing our $3m equity line with MACRAB, LLC (“MACRAB”), we look forward to producing exciting live events in the future as well as the launch our well anticipated VuMe Super app”.

The VuMe Live PPV app, now available in the Apple Store and soon to be released on the Android Play Store, features advanced streaming technology to ensure viewers can enjoy a seamless, high-quality broadcast.

Fans are encouraged to download the VuMe Live PPV app to enjoy "Rumble in Humble" and stay tuned for future VuMe Boxing and Live entertainment events.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.